Exhibit 99.1

For Immediate Release

M&F Bancorp, Inc. Releases 2010 Results

March 29, 2011—M&F Bancorp, Inc. (OTCBB: MFBP) (“the Company”), a bank holding company headquartered in Durham, NC, today released its results as of and for the year ended December 31, 2010. Net income before preferred dividends for the year ended December 31, 2010 was $0.814 million, up from $0.660 million for the year ended December 31, 2009. Preferred dividends paid for the years ended December 31, 2010 and 2009 were $0.475 million and $0.302 million, respectively, resulting in net income available to common shareholders of $0.339 million and $0.358 million, respectively. Total assets increased from $274.4 million as of December 31, 2009 to $312.3 million as of December 31, 2010.

Kim D. Saunders, President and CEO, stated “Mechanics and Farmers Bank (“the Bank”) has a 103 year old legacy of consecutive profitability while serving several of the largest communities in North Carolina. For the first time in our history, during 2010 we crossed the threshold to total assets of over $300 million. Reaching this milestone is a tribute to the loyalty of our depositors, borrowers, and shareholders. We remain well capitalized and have very strong liquidity. As most banks have experienced since the economic downturn began in the fourth quarter of 2008, we continue to see challenges in the ability of some of our borrowers to repay according to the original terms of their loans. With a significant business focus in not-for-profit and faith based lending, the unemployment rates and loss of public funding have had an adverse impact on many of those organizations, which are dependent on voluntary giving.” Ms. Saunders added, “We have succeeded in early identification of potential cash flow issues, and are reaching out to our customers to work closely with them. We have a talented, experienced team dedicated to assisting our borrowers find solutions.”

During 2010, the Bank’s preferred status as a Community Development Financial Institution (“CDFI”) allowed us to exchange preferred shares previously issued to the U.S. Treasury under the Troubled Asset Relief Program’s (“TARP”) Capital Purchase Program (“CPP”) for an equal number preferred shares issued under the TARP Community Development Capital Initiative (“CDCI”). Whereas the CPP preferred shares carried a 5% dividend rate for five years, thereafter increasing to 9%, the CDCI preferred shares carry a 2% rate for eight years, rising to a 9% rate thereafter. James A. Stewart, Chairman of the Board, stated “This exchange results in savings of preferred dividends of over $350,000 per year which enables us to be in a better position to continue to support our mission of lending to small businesses in underserved communities. In addition, the Bank has received its re-certification as a CDFI, and for the first time the Company has received certification as a CDFI. We are committed to the mission of our founders in 1907 to serve the underserved, and are pleased that the U.S. Treasury continues to support financial institutions with this critical mission.”

This release may contain certain forward-looking statements with respect to the financial condition, results of operations, and business of M&F Bancorp, Inc. and Mechanics and Farmers Bank, and on information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company’s filings with the Securities and Exchange Commission and is available at www.sec.gov.

Mechanics and Farmers Bank (M&F Bank) is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. M&F Bank is one of only a few NC banks designated by the United States Treasury as a Community Development Financial Institution (CDFI). Its vision is to be the preferred community bank in its markets. M&F Bank is the wholly owned subsidiary of M&F Bancorp, Inc., a one-bank holding company headquartered in Durham, NC, with assets of approximately $312 million as of December 31, 2010. M&F Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information, contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at (919) 687-7800 or visit www.mfbonline.com

Contact: M&F Bancorp, Inc. Lyn Hittle, CFO, 919-687-7800 ext 547 or lyn.hittle@mfbonline.com

M&F Bancorp, Inc. Selected Financial Information

	As of and for the Years Ended December 31,
	2010	2009	2008
(Dollars in thousands)
Selected Balance Sheet Data
Cash and due from banks	$74,575	$30,313	$13,776
Securities	20,627	17,699	32,503
Gross loans	201,771	210,111	208,411
Allowance for loan losses	(3,851)	(3,564)	(2,962)
Total Assets	312,345	274,381	271,618
Deposits	269,684	224,807	216,567
Borrowings	745	7,766	25,046
Stockholders’ equity	36,410	36,555	24,319

(Dollars in thousands)
Summary of Operations
Interest income	$13,108	$14,164	$14,651
Interest expense	2,063	2,924	4,503
Net interest income	11,045	11,240	10,148
Provision for loan losses	520	1,853	823
Net interest income after provision for loan losses	10,525	9,387	9,325
Other operating income	2,222	2,620	2,366
Other operating expense	11,844	11,250	13,327
Pre-tax net income (loss) before extraordinary gain	903	757	(1,636)
Income tax expense (benefit) before extraordinary gain	89	97	(825)
Extraordinary gain	—	—	1,712
Net income	814	660	901
Preferred dividends	475	302	—
Net income available to common stockholders	$339	$358	$901

Per Share Data (1)
Before extraordinary gain:
Net income (loss)-basic and diluted	$0.17	$0.18	$(0.42)
After extraordinary gain:
Net income-basic and diluted	$0.17	$0.18	$0.46
Dividends	0.10	0.10	0.20
Book value per share of common stock (2)	12.15	12.22	11.97
Average common shares outstanding	2,031,337	2,031,337	1,948,220

Selected Ratios
Before extraordinary gain:
Return (loss) on average assets	0.28%	0.25%	(0.32)%
Return (loss) on average stockholders’ equity	2.21	2.13	(3.24)
After extraordinary gain:
Return on average assets	0.28%	0.25%	0.35%
Return on average stockholders’ equity	2.21	2.13	3.59

Dividend payout ratio	58.82%	55.56%	43.48%
Average stockholders’ equity to average total assets	12.63	11.71	9.77
Net interest margin (3)	4.09	4.61	4.44

(1)	available to common stockholders
(2)	stockholders equity reduced for aggregate liquididation preference of preferred stock
(3)	on a tax equivalent basis (“TE”)